Appendix A to Amended and Restated Operating Expenses Agreement

(Effective July 29, 2014)

Fund	Class M Operating Expense Limit (1)	Class I Operating Expense Limit	Admin. Class Operating Expense Limit (1)	Plan Class Operating Expense Limit

Metropolitan West Total Return Bond Fund	0.70%	0.49%	0.90%	0.39%

Metropolitan West Low Duration Bond Fund	0.63%	0.44%	0.83%	N/A

Metropolitan West Ultra Short Bond Fund	0.50%	0.34%	N/A	N/A

Metropolitan West AlphaTrak 500 Fund	0.90%	N/A	N/A	N/A

Metropolitan West High Yield Bond Fund	0.85%	0.60%	N/A	N/A

Metropolitan West Intermediate Bond Fund	0.70%	0.49%	N/A	N/A

Metropolitan West Strategic Income Fund	2.35%	2.10%	N/A	N/A

Metropolitan West Unconstrained Bond Fund	1.04%	0.80%	N/A	N/A

Metropolitan West Floating Rate Income Fund	0.90%	0.70%	N/A	N/A

(1)	Includes Rule 12b-1 fees paid by Class M and Administrative shares of the Funds. There are no Rule 12b-1 fees assessable for Class I or Plan Class shares of the Funds.

METROPOLITAN WEST FUNDS		METROPOLITAN WEST ASSET MANAGEMENT, LLC

By:	/s/ David B. Lippman	By:	/s/ David B. Lippman

Title:	President and Principal Executive Officer	Title:	Chief Executive Officer